                                 SINGLE PREMIUM
                      MODIFIED GUARANTEED ANNUITY CONTRACT

                                   issued by
                      MERRILL LYNCH LIFE INSURANCE COMPANY
                         A Stock Life Insurance Company

                                  HOME OFFICE
                          Little Rock, Arkansas  72201

                                 SERVICE CENTER
                                 P.O. Box 44222
                       Jacksonville, Florida  32231-4222
                                 1-800-535-5549


Merrill Lynch Life Insurance Company (hereafter referred to as "we" or "us") agrees to pay annuity benefits as provided in this Contract. Payments will be made starting on the Annuity Date. The amount of the single premium for this Contract is shown on the Contract Schedule Page.

A detailed description of this Contract and the Market Value Adjustment has been filed with the insurance department of the jurisdiction in which this Contract is delivered.

                           RIGHT TO EXAMINE CONTRACT

IF FOR ANY REASON YOU ARE NOT SATISFIED WITH THIS CONTRACT, YOU MAY CANCEL IT BY RETURNING THE CONTRACT TO US OR YOUR FINANCIAL CONSULTANT WITHIN 10 DAYS AFTER YOU RECEIVE IT. IF YOU DO, WE WILL REFUND THE PREMIUM THAT WAS PAID AND THE CONTRACT WILL BE VOID.


THIS CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT THAT MAY RESULT IN BOTH UPWARD AND DOWNWARD ADJUSTMENTS IN CASH SURRENDER BENEFITS AND THE AMOUNT PAID AT ANNUITIZATION AND THAT MAY RESULT IN AN UPWARD ADJUSTMENT IN DEATH BENEFITS.
NO ADJUSTMENTS ARE MADE AT THE END OF A GUARANTEE PERIOD.

READ YOUR CONTRACT CAREFULLY. THIS IS A LEGAL CONTRACT BETWEEN YOU AND MERRILL LYNCH LIFE INSURANCE COMPANY.





         President                                   Secretary

                  Single Premium Modified Guaranteed Annuity.
             Death Benefit Before Annuity Date.  Non-Participating.
               Account Value Subject to Market Value Adjustment.





ML-MGA-003                          SPECIMEN
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                                TABLE OF CONTENTS


SECTION                                                               PAGE

CONTRACT SCHEDULE ...................................................... 3

DEFINITIONS ............................................................ 4
1.    GENERAL PROVISIONS ............................................... 6
2.    SUB-ACCOUNTS ..................................................... 8
3.    CONTRACT VALUES .................................................. 8
4.    MARKET VALUE ADJUSTMENT .......................................... 9
5.    WITHDRAWALS ..................................................... 10
6.    PAYMENT AT DEATH OF OWNER ....................................... 10
7.    DEATH OF ANNUITANT WHO IS NOT AN OWNER .......................... 11
8.    ANNUITY PROVISIONS .............................................. 11
9.    ANNUITY OPTIONS ................................................. 12
10.   ANNUITY OPTIONS TABLES .......................................... 14





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                               CONTRACT SCHEDULE

MERRILL LYNCH LIFE INSURANCE COMPANY                                Contract Number:  R970123456
Service Center:                                                     Issue Date:       August 1, 1997
P.O. Box 44222                                                      Current Date:     August 10, 1997
Jacksonville, FL  32231-4222
1-800-535-5549                                                      Financial Consultant:
                                                                    JOE BROKER

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     OWNER INFORMATION                                                        ANNUITANT INFORMATION
----------------------------------------------------------------------------------------------------------------------------------
     OWNER NAME:              JOHN Q. CLIENT                                  ANNUITANT:       Jane M. Client

     OWNER AGE:     55        SEX:  M                                         OWNER AGE:  53           SEX:  F

     CO-OWNER NAME:           JANE M. CLIENT                                  ANNUITY DATE:    SEPTEMBER 1, 2002

     CO-OWNER AGE:  53        SEX:  F                                         ANNUITY OPTION:
                                                                              LIFE WITH 10 YEAR CERTAIN
     OWNER ADDRESS:           123 Maple Street
                              Suite 1234
                              Anytown, US 12345-1234

     BENEFICIARY:             SURVIVING SPOUSE
----------------------------------------------------------------------------------------------------------------------------------





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     CONTRACT INFORMATION
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
     CONTRACT TYPE:   MODIFIED GUARANTEED ANNUITY
     PLAN:            NON-QUALIFIED

     SINGLE PREMIUM:  $100,000.00

     INITIAL PREMIUM ALLOCATION:
                                                                      Initial Guaranteed
     Guarantee Period                  Amount Allocated                  Interest Rate            Renewal Date
     ----------------                  ----------------                  -------------            ------------
     3-Year                            $35,000.00                            7.00%                  08/01/2000
     5-Year                            $65,000.00                            8.00%                  08/01/2002
     1-Year                            Available at Renewal Date only
----------------------------------------------------------------------------------------------------------------------------------

     WITHDRAWAL CHARGE RATE:  6% for duration of each initial and renewal
     Guarantee Period shown above

     MINIMUM WITHDRAWAL AMOUNT:  $500
     MINIMUM REMAINING NET SUB-ACCOUNT VALUE:  $5,000
     MINIMUM REMAINING ACCOUNT VALUE:  $15,000





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                                  DEFINITIONS


1.       ACCOUNT VALUE:  The sum of all Sub-Account Values.  See Section 3.2.

2. ANNUITANT: The person whose age determines the latest possible Annuity Date. Payments under certain annuity options stop when the Annuitant dies.

3.       ANNUITY:  A series of predetermined periodic payments.  See Section 8.

4. ANNUITY DATE: The date shown on the Contract Schedule on which annuity payments are to start. The Annuity Date can be no later than the Annuitant's 85th birthday for non-qualified contracts. See
         Section 8.1.

5. BENEFICIARY: The person to whom payment is to be made upon the death of the Owner.

6.       CONTRACT ANNIVERSARY:  Each anniversary of the Issue Date.

7. CONTRACT YEAR: A year starting on the Issue Date or Contract Anniversary and ending with the day just prior to the next Contract Anniversary.

8. ISSUE DATE: The date shown on the Contract Schedule as the date the Contract was issued.

9. GUARANTEED INTEREST RATE: The interest rate that we will credit a Sub-Account for a specified Guarantee Period.

10. GUARANTEE PERIOD: The period for which we guarantee to credit a specified interest rate for a Sub-Account. See Section 2.2.

11. MARKET VALUE ADJUSTMENT ("MVA"): An adjustment that may be made to a Sub-Account Value. The adjustment may be either a deduction from or an addition to the Sub-Account Value. See Sections 4, 5.1, 6.1 and 8.3.

12. MVA INTEREST RATES: The interest rates used in the calculation of the Market Value Adjustment. See Section 4.2.

13. NET ACCOUNT VALUE: The sum of all Net Sub-Account Values. Upon annuitization the Net Account Value will reflect deductions for premium taxes, if any. See Section 8.3.

14. NET SUB-ACCOUNT VALUE: Sub-Account Value as adjusted for any Market Value Adjustment and Withdrawal Charge applied in connection with a withdrawal, annuitization, or the payment of death benefits upon the death of the Owner prior to the Annuity Date.

15. OWNER: The person entitled to exercise all rights under the Contract. In this Contract, "you" means Owner.





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16.      RENEWAL DATE:  The Contract Anniversary immediately following the last day of the Guarantee Period of a Sub-Account.

17. SUB-ACCOUNT: Your single premium will be allocated to one or more Sub-Accounts as directed by you. Each Sub-Account will correspond to a specified Guaranteed Interest Rate and Guarantee Period. See
         Section 2. The initial allocation of your single premium is shown in the Contract Schedule.

18. SUB-ACCOUNT VALUE: An amount equal to that part of your single premium or Account Value allocated or transferred to a Sub-Account plus credited interest, as adjusted for any prior withdrawals, Market Value Adjustments and Withdrawal Charges. See Section 3.1.

19. WITHDRAWAL CHARGE: A charge deducted from any Sub-Account from which a withdrawal is made prior to the end of a Guarantee Period. See
         Section 5.2.





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                             1.  GENERAL PROVISIONS


1.1 BENEFICIARY: A Beneficiary is the person designated by you in writing to receive payment on death under Section 6 or Section 9.

         Generally, you may change the Beneficiary while you are alive.

         You may also name a Beneficiary irrevocably. You may change an irrevocable Beneficiary only with such Beneficiary's written consent. The Beneficiary has no ownership rights under this Contract.

         If a Beneficiary does not survive you, the estate or heirs of such Beneficiary have no rights under this Contract. However, if a Beneficiary survives you but dies before the Contract's proceeds are distributed, the estate or heirs of such Beneficiary are entitled to that portion of the Contract's proceeds that would otherwise have been paid to such Beneficiary. If no Beneficiary survives you, payment will be made to your estate.

1.2 OWNERSHIP OF CONTRACT: Unless another Owner is named by the purchaser, the purchaser is the Owner. An Owner's age must be less than 85 years. If the Owner of the Contract is not an individual, then the Annuitant's age must be less than 85 years.

         Upon notice to us you may assign the Contract to a new Owner. The assignment terminates all prior Beneficiary designations. A new Owner's age must be less than 85 years.

         Only spouses may be co-owners. The Beneficiary of the co-owner's spouse must be the surviving spouse. The age of the oldest co-owner must be less than 85 years. Ownership rights must be exercised by the co-owners jointly. Co-owners are deemed to be joint tenants with right of survivorship unless they indicate otherwise.

1.3 COLLATERAL ASSIGNMENT: Upon notice to us, you may make a collateral assignment of your rights under this Contract to a creditor as security for a debt. The rights of an assignee have priority over the rights of a Beneficiary.

         No amounts payable under this Contract to a payee other than you may be assigned by that payee, nor will they be subject to the claims of creditors or to legal process, except to the extent permitted by law.

1.4 NOTICES, CHANGES AND CHOICES: To be effective, all notices, changes and choices you make under the Contract must be in writing, signed and received by us at our Service Center, except that the following may be made by telephone:

         a.      Notices regarding transfers of Sub-Account Values under
                 Section 2.4.

         b.      Specifications of Sub-Accounts for withdrawals under Section
                 5.1.

         c. Change of Annuity Date, unless the Annuitant is over 70 1/2 and the Contract has been issued under an IRA or a qualified plan.





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         We are not responsible for the validity of any notices, changes or choices. When recorded by us, changes relating to beneficiaries, ownership and the Annuitant will take effect as of the date signed by you, unless we have already acted in reliance on the prior status. Changes relating to Annuity Date will take effect as of the date received by us unless we have already acted in reliance on the prior status.

         We will mail a notice to you at least 30 days but not more than 60 days prior to the Renewal Date of a Sub-Account. This notice will inform you that we require notification from you prior to the Renewal Date if you wish to receive a withdrawal or make a transfer from that Sub-Account as of the Renewal Date (without a Market Value Adjustment or Withdrawal Charge). See Sections 4.1 and 5.2.

1.5 MISSTATEMENT OF AGE OR SEX: If the age or sex of the Annuitant is misstated, annuity payments will be adjusted to reflect the correct age and sex. Any amount we have overpaid as the result of such misstatement will be deducted from subsequent payments made by us under this Contract until recovered. Interest on the overpayment will be charged at the rate of 4% per year. Any amount we have underpaid will be paid in full with the next payment made by us under this Contract. We will pay interest on the underpayment at the rate of 4% per year.

1.6 PROOF OF AGE, SEX, OR SURVIVAL: We may require satisfactory proof of age, sex or survival of any person on whose continued life any payment under this Contract depends.

1.7      INCONTESTABILITY:  We will not contest this Contract.

1.8 THE CONTRACT: The Contract and any endorsements or riders are the entire Contract. It is issued in consideration of the payment of the single premium. Only our President, a Vice President, Secretary or Assistant Secretary may change the Contract. Any change must be in writing.

1.9 NONPARTICIPATING: This Contract is nonparticipating. It does not share in our surplus.

1.10 PAYMENTS: All sums payable to or by us are payable at our Service Center. We may require return of this Contract prior to making payment. We may defer payments of partial or full withdrawals for up to 6 months.

1.11 REPORTS: Prior to the Annuity Date we will furnish you with a report at least once each year. It will show your Account Value, Sub-Account Values and current Sub-Account Guaranteed Interest Rates.

1.12 COMPLIANCE WITH STATE AND FEDERAL LAW: We reserve the right to change the provisions of the Contract to conform to any applicable law, regulation or ruling issued by a government, agency thereof or court.

1.13 TAX QUALIFICATION: The Contract is intended to qualify as an annuity contract for federal income tax purposes. To that end, the provisions of the Contract are to be interpreted to ensure or maintain such tax qualifications, notwithstanding any other provisions to the contrary. Distributions under the Contract shall be made in a time and manner necessary to maintain such qualification under





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         the applicable provisions of the Internal Revenue Code including, in the case of an Owner who is not an individual, the requirement to distribute the entire interest in the Contract upon any change of the Annuitant. For this purpose, the entire interest in the Contract is the Net Account Value.

         We reserve the right to amend the Contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the Contract to any applicable changes in the tax qualification requirements.


                                2.  SUB-ACCOUNTS

2.1 SUB-ACCOUNT: Your single premium will be allocated to one or more Sub-Accounts as chosen by you.

2.2 AVAILABLE GUARANTEE PERIODS: Guarantee Periods currently offered by us are shown on the Contract Schedule. We may at our discretion offer additional Guarantee Periods not to exceed 10 years.

2.3 TRANSFERS OF SUB-ACCOUNT VALUE PRIOR TO RENEWAL DATE: Sub-Account Values may not be transferred to another Sub-Account in full or in part prior to the end of the Guarantee Period.

2.4 TRANSFERS OF SUB-ACCOUNT VALUE AT RENEWAL DATE: Upon notice to us prior to the end of the current Guarantee Period, the Sub-Account Value will be transferred at the end of the Guarantee Period to one or more Sub-Accounts as chosen by you. See Section 1.4. Transfers cannot be made to a Guarantee Period with a duration that will extend beyond the Annuity Date or the Annuitant's 85th birthday, if no Annuity Date has been chosen. If no notice is received from you, the Sub-Account Value will be automatically transferred to the Sub-Account for the one-year Guarantee Period.


                              3.  CONTRACT VALUES

3.1 SUB-ACCOUNT VALUE: An amount equal to that part of your single premium or Account Value allocated or transferred to a Sub-Account plus credited interest, as adjusted for any prior withdrawals, Market Value Adjustments and Withdrawal Charges.

3.2 ACCOUNT VALUE: The current Account Value at any time prior to the Annuity Date is equal to the sum of all Sub-Account Values.

3.3 INTEREST RATES: The daily simple interest rate will be computed by dividing the applicable Guaranteed Interest Rate for a Sub-Account by
         365. This rate will be applied to the last Contract Anniversary Sub-Account Value with adjustment for subsequent withdrawals to determine credited interest daily (except on February 29). The Guaranteed Interest Rate for a Guarantee Period of a specified duration for a Sub-Account into which Sub-Account Value has been transferred may not be equal to the Guaranteed Interest Rate available for a Guarantee Period of the same duration for initial allocation of a single premium.





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                          4.  MARKET VALUE ADJUSTMENT

4.1 MARKET VALUE ADJUSTMENT: The Market Value Adjustment may be either negative or positive. It will be deducted from or added to Sub-Account Value according to the formula shown in Section 4.2 in any of the following circumstances:

         (a) Upon withdrawal of all or part of a Net Sub-Account Value prior to the end of the Guarantee Period for that Sub-Account.

         (b) Upon annuitization at the Annuity Date if the Annuity Date is prior to the end of the Guarantee Period for that Sub-Account.

         (c)     Upon payment of a death benefit prior to the Annuity Date (See
                 Section 6.1.), except that no Market Value Adjustment is calculated if the combined Market Value Adjustments applicable to all affected Sub-Accounts would reduce the Account Value.

         A Market Value Adjustment will not be applied upon withdrawal or annuitization at the end of the Guarantee Period from a Sub-Account if we receive written notice from you requesting such withdrawal prior to the end of the Guarantee Period, or if the Annuity Date is at the end of the Guarantee Period.

4.2 FORMULA: The Market Value Adjustment is determined by the following formula:

                                     n/365
                                (1+B)
                      Ax   [1 - -----     ]
                                (1+C)

         Where:

         "n" =   The remaining number of days in the Guarantee Period.
         "A" =   The amount withdrawn from the Net Sub-Account Value in the case of a partial withdrawal; or the Net Sub-Account Value in the case of a full withdrawal, annuitization or death benefit paid prior to annuitization.
         "B" =   The MVA Interest Rate in effect at the time the Market Value
                 Adjustment is being applied for a Sub-Account with a Guarantee
                 Period for a duration of years represented by "n/365", whether or not those durations are currently offered under the Contract. When n/365 is not a whole number, we determine B by straight-line interpolation. If n/365 is less than 1, we will assume B is equal to the MVA Interest Rate for a one-year
                 Guarantee Period.
         "C" =   The MVA Interest Rate in effect for the Sub-Account on the
                 Issue Date or the last Renewal Date.





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                                5.  WITHDRAWALS

5.1 WITHDRAWALS: You may withdraw all or part of the Net Account Value upon notice to us received prior to the earlier of the Annuity Date or the death of the Owner. See Section 1.4. For full withdrawal this Contract must be surrendered at our Service Center.

         For partial withdrawals, you must specify the Sub-Accounts from which the withdrawal is to be made. If you do not specify, then the withdrawal will be made from the Sub-Account with the shortest period of time remaining in its Guarantee Period until that Sub-Account has been depleted. The minimum amount of a withdrawal, the minimum amount remaining in a Sub-Account (unless the full amount in a Sub-Account is withdrawn) after adjustment for any current Market Value Adjustment and Withdrawal Charge and the minimum remaining Account Value are shown on the Contract Schedule. See Section 1.4.

5.2 WITHDRAWAL CHARGE: A Withdrawal Charge will be deducted from the Sub-Account from which a withdrawal is made prior to the end of a Guarantee Period. For partial withdrawals from a Sub-Account, Withdrawal Charges are determined by multiplying the amount of the withdrawal being taken from a Sub-Account by the Withdrawal Charge Rate applicable to the Guarantee Period for that Sub-Account as shown on the Contract Schedule. For a full withdrawal of a Sub-Account, the amount received is the Net Sub-Account Value, which reflects adjustments for the Withdrawal Charge and any Market Value Adjustment. The Withdrawal Charge equals the Net Sub-Account Value multiplied by the Withdrawal Charge Rate for the applicable Guarantee Period shown on the Contract Schedule.

         Withdrawal Charges apply when a full withdrawal occurs on an Annuity Date which does not correspond to the Renewal Date of a Guarantee Period.

         Withdrawal Charges do not apply to:

         (a)     Death payments under Section 6,

         (b)     Annuity payments under Section 8, or

         (c) Withdrawal at the end of the Guarantee Period from a Sub-Account if we receive written notice from you requesting such withdrawal prior to the end of the Guarantee Period. See
                 Section 1.4.


                         6.  PAYMENT AT DEATH OF OWNER

6.1 DEATH PRIOR TO ANNUITY DATE: On the death of any Owner prior to the Annuity Date, we will pay your Beneficiary an amount equal to the Account Value plus any positive Market Value Adjustment as of the date of payment. See Section 4.l(c). Subject to Section 6.2 and 6.3 such payments will be made in a lump sum unless an annuity option is chosen.





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6.2      CONTRACT CONTINUATION OPTION:  If the surviving spouse of the deceased
         Owner is the Beneficiary, such spouse may choose to continue this Contract in force on the same terms as before such Owner's death, and the spouse shall thereafter become the "new" Owner and the Beneficiary until a new Beneficiary is named.

6.3 ANNUITY OPTION: If the Beneficiary is the surviving spouse of the deceased Owner, he or she may choose to receive payments under any of the annuity options of this Contract. For any other Beneficiary, the only options available are those that provide for full payment of such Owner's interest in the Contract:

         (a)     Within five years of the date of such Owner's death;

         (b)     Over the lifetime of such Beneficiary of this Contract; or

         (c) Over a period that does not exceed the life expectancy of such Beneficiary of this Contract as defined by Internal Revenue Service regulations.

         Subparagraphs (b) and (c) apply only to individuals, and such payments must start within one year of the date of such Owner's death. For IRAs, any annuity option chosen must meet the requirements of the Internal Revenue Code.

6.4 OWNER NOT AN INDIVIDUAL: If the Owner is not an individual, the Annuitant will be treated as Owner for the purposes of Section 6, and the death of the Annuitant will be treated as the death of the Owner.

6.5 MULTIPLE OWNERS: Where the Contract names more than one Owner, the date of death of the Owner will be deemed to be the date of the first Owner to die.

6.6      DEATH AFTER ANNUITY DATE:  See Section 9.8


                   7.  DEATH OF ANNUITANT WHO IS NOT AN OWNER

7.1 If the Annuitant dies prior to the Annuity Date and the Owner is not the Annuitant, the Owner may designate a new Annuitant. If one is not designated, the Owner will be the Annuitant, provided that the Owner is an individual. If the Owner is not an individual, the death of the Annuitant will be treated as the death of the Owner. See Section 6.


                             8.  ANNUITY PROVISIONS

8.1 ANNUITY DATE: The Annuity Date may not be later than the Annuitant's 85th birthday. If you have not chosen an Annuity Date, it will be the date of the Annuitant's 85th birthday. The Annuitant may be changed prior to the Annuity Date unless the Contract Owner is not an individual. If the Contract has been issued under a qualified plan, and you have not chosen an Annuity Date, it will be the date the Annuitant reaches age 70 1/2. You may change the Annuity Date at any time prior to the Annuity Date.





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8.2      ANNUITY OPTIONS:  If you have not chosen an annuity option described in Section 9, Option 4 (Life Annuity with Payments Guaranteed for 10 years) will apply. You may change options at any time prior to the Annuity Date. An option not set forth in the Contract may be chosen if acceptable to us.

8.3 AMOUNT OF ANNUITY PAYMENTS: Charges made by us for any premium taxes will be deducted from your Net Account Value as of the Annuity Date.
         A Market Value Adjustment will not be applied if the Annuity Date corresponds to the Renewal Date of a Guarantee Period. The remaining Net Account Value will be applied to the annuity option chosen at our current annuity rates, which will be furnished on request. The rates will assume interest of not less than 3%. They will not be less favorable than those shown in the annuity tables in this Contract. If on the Annuity Date we then have a more favorable annuity purchase rate, we will use that rate. The annuity purchase rate we use shall be at least as favorable to you as that available in any single premium annuity contract then offered by us to the same class of annuitants.

         The tables show the minimum guaranteed amount of each monthly payment for each $1,000 so applied, according to age and sex at the Annuity Date. The tables are based on the 1983 Table "a" projected forward to 1995 for Individual Annuity Valuation, set back one year, with interest at 3%. See Section 10.

8.4 MINIMUM ANNUITY PAYMENT: If the Net Account Value to be applied at the Annuity Date is less than $5,000, we may pay such amount in a lump sum. If any payment would be less than $50, we may change the frequency so payments are at least $50 each.


                              9.  ANNUITY OPTIONS

9.1 OPTION 1 - PAYMENTS OF A FIXED AMOUNT: Equal payments in the amount chosen will be made until the Net Account Value applied under this option, adjusted for interest credits and prior annuity payments is exhausted. Interest will be credited at the rate at which we offer this option. The term over which such payments are made must be at least 5 years.

9.2 OPTION 2 - PAYMENTS FOR A FIXED PERIOD: Payments will be made for the period chosen. The period must be at least 5 years.

9.3 OPTION 3 - LIFE ANNUITY: Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

9.4      OPTION 4 - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS:
         Payments will be made for the guaranteed period chosen (10 or 20 years) and as long thereafter as the Annuitant lives.

9.5      OPTION 5 - LIFE ANNUITY WITH GUARANTEED RETURN OF NET ACCOUNT VALUE:
         Payments will be made until the sum of the annuity payments equals the Net Account Value applied under this option, and as long thereafter as the Annuitant lives.





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9.6      OPTION 6 - JOINT AND SURVIVOR LIFE ANNUITY:  Payments will be made during the lifetimes of the Annuitant and a designated second person. Upon death of one, payments will continue in the same amount for the life of the other person.

9.7      OPTION 7 - QUALIFIED PLAN OPTION:  Annuity payments may be based on
         (a) your life expectancy, (b) the joint life expectancy of you and your spouse, or (c) the life expectancy of your surviving spouse if you die before the Annuity Date. Payments will be made annually.
         Each annual payment will be equal to the Net Account Value on the first day of that calendar year divided by the applicable current life expectancy, as defined by Internal Revenue Service regulations. Each subsequent payment will be made on the anniversary of the Annuity Date. Interest will be credited at our current rate for this option. The rate will not be less than 3%. On death of the measuring life or lives prior to full distribution of the Net Account Value, the remaining Net Account Value will be paid to the Beneficiary in a lump sum.

9.8 DEATH AFTER ANNUITY DATE: On the death of the Annuitant while guaranteed amounts remain unpaid under Option 1, 2, 4, or 5, the Owner may choose either:

         (a) To have payments continue for the amount or period guaranteed, or

         (b) To receive the present value of the remaining guaranteed payments in a lump sum.

         If an Owner dies while guaranteed amounts remain unpaid, the present value may be paid in a lump sum to the Beneficiary, if the Beneficiary so elects.

         Present values will be computed at the interest rate that was used to compute the amount of the initial annuity payment.

9.9 PAYMENT: Except for Option 7 (Qualified Plan Option), payments will be made monthly beginning on the Annuity Date, but prior to the Annuity Date you may choose a less frequent payment interval instead. The amount of each payment on an annual, semiannual or quarterly basis will be not less than the monthly payment computed from the annuity tables in the Contract multiplied by the appropriate factor:

                          Annual           Semiannual               Quarterly
                          ------           ----------               ---------
                          11.839            5.963                    2.993

ML-MGA-003                          SPECIMEN

                           10.  ANNUITY OPTION TABLES

    MINIMUM GUARANTEED MONTHLY ANNUITY PAYMENT FOR EACH $1,000 APPLIED UNDER
                                     OPTION


                     OPTION 2 (Payments for a Fixed Period)


----------------------------------------------------------------------------------------------------------------------------
          Years           Each            Years            Each          Years           Each          Years           Each
         Payable         Payment         Payable         Payment        Payable        Payment        Payable        Payment
----------------------------------------------------------------------------------------------------------------------------
            5             17.91             9             10.53            13            7.71            17            6.23
            6             15.14             10             9.61            14            7.26            18            5.96
            7             13.16             11             8.86            15            6.87            19            5.73
            8             11.68             12             8.24            16            6.53            20            5.51
----------------------------------------------------------------------------------------------------------------------------



 OPTION 3 (Life Annuity), OPTION 4 (Life Annuity with 10 or 20 Years Guranteed)
               and OPTION 5 (Return of Contract Value Guaranteed)


-----------------------------------------------------------------------------------------------------------------------------------
   *Adjusted     Life    10 Years      20 Years     Return of      *Adjusted       Life       10 Years    20 Years       Return of
    Male Age    Annuity  Guaranteed   Guaranteed   Net Contract    Female Age     Annuity    Guaranteed   Guaranteed   Net Contract
                                                      Value                                                                Value
-----------------------------------------------------------------------------------------------------------------------------------


       56        4.62      4.56          4.34          4.37            56          4.19         4.16        4.06           4.05
       57        4.72      4.65          4.41          4.45            57          4.27         4.24        4.12           4.12
       58        4.83      4.75          4.47          4.53            58          4.35         4.32        4.19           4.19
       59        4.94      4.85          4.54          4.61            59          4.44         4.40        4.25           4.26
       60        5.06      4.95          4.60          4.70            60          4.54         4.49        4.32           4.34


       61        5.19      5.07          4.67          4.80            61          4.64         4.58        4.39           4.42
       62        5.33      5.19          4.73          4.90            62          4.74         4.68        4.46           4.50
       63        5.47      5.31          4.80          5.00            63          4.86         4.79        4.53           4.59
       64        5.63      5.44          4.86          5.11            64          4.98         4.90        4.60           4.69
       65        5.80      5.58          4.92          5.23            65          5.11         5.01        4.67           4.79


       66        5.98      5.72          4.98          5.35            66          5.25         5.14        4.74           4.89
       67        6.17      5.86          5.04          5.48            67          5.40         5.27        4.82           5.00
       68        6.37      6.02          5.10          5.61            68          5.55         5.40        4.89           5.12
       69        6.59      6.18          5.15          5.75            69          5.72         5.55        4.95           5.25
       70        6.82      6.34          5.20          5.90            70          5.91         5.70        5.02           5.38



       71        7.07      6.50          5.24          6.06            71          6.11         5.86        5.08           5.52
       72        7.34      6.67          5.28          6.22            72          6.32         6.03        5.14           5.66
       73        7.62      6.85          5.32          6.39            73          6.56         6.20        5.19           5.82
       74        7.92      7.02          5.35          6.57            74          6.81         6.38        5.24           5.99
       75        8.24      7.20          5.38          6.76            75          7.08         6.57        5.29           6.16


       76        8.58      7.38          5.40          6.97            76          7.37         6.76        5.33           6.35
       77        8.95      7.55          5.42          7.17            77          7.69         6.96        5.36           6.55
       78        9.35      7.72          5.44          7.39            78          8.03         7.16        5.39           6.75
       79        9.77      7.89          5.46          7.63            79          8.40         7.36        5.41           6.98
       80        10.22     8.06          5.47          7.87            80          8.80         7.56        5.44           7.21



       81         10.71    8.22          5.48          8.13            81          9.23         7.75        5.45           7.45
       82         11.22    8.37          5.49          8.40            82          9.70         7.94        5.47           7.71
       83         11.77    8.51          5.50          8.68            83          10.21        8.13        5.48           7.98
       84         12.35    8.65          5.50          8.97            84          10.76        8.30        5.49           8.27
       85         12.97    8.77          5.50          9.29            85          11.35        8.46        5.50           8.57
-----------------------------------------------------------------------------------------------------------------------------------

ML-MGA-003                          SPECIMEN

                   OPTION 6 (Joint and Survivor Life Annuity)

          ------------------------------------------------------------------------------------------------------------------
          *Adjusted                                 *Adjusted Male Age                                            *Adjusted
          Female Age -------------------------------------------------------------------------------------------- Female Age
                         50         55         60          65          70         75          80         85
          ------------------------------------------------------------------------------------------------------------------

             50         3.52       3.60       3.66        3.71        3.74       3.76        3.78       3.78          50
             55         3.65       3.77       3.87        3.95        4.01       4.05        4.08       4.09          55
             60         3.78       3.94       4.10        4.23        4.34       4.41        4.46       4.49          60
             65         3.88       4.10       4.33        4.54        4.72       4.86        4.96       5.02          65



             70         3.96       4.23       4.54        4.85        5.15       5.40        5.59       5.72          70


             75         4.02       4.34       4.72        5.14        5.59       6.01        6.37       6.64          75
             80         4.06       4.41       4.85        5.38        5.99       6.63        7.24       7.76          80
             85         4.09       4.46       4.94        5.55        6.30       7.17        8.11       9.01          85
          ------------------------------------------------------------------------------------------------------------------



          Information for ages not shown will be furnished on request. *"Adjusted Age" means attained age at last birthday adjusted as follows:

                         ANNUITY DATE             ADJUSTED AGE
                         ------------             ------------
                         Before 2000              Actual Age
                         2000-2009                Subtract 1 year from actual age
                         2010-2019                Subtract 2 years from actual age
                         2020-2029                Subtract 3 years from actual age
                         2030 and after           Subtract 4 years from actual age

ML-MGA-003                          SPECIMEN

                      MERRILL LYNCH LIFE INSURANCE COMPANY
                   SINGLE PREMIUM MODIFED GUARANTEED ANNUITY.
             DEATH BENEFIT BEFORE ANNUITY DATE.  NON-PARTICIPATING.
               ACCOUNT VALUE SUBJECT TO MARKET VALUE ADJUSTMENT.

ML-MGA-003                          SPECIMEN